Exhibit 99.1

Nutrition 21 Announces Changes in Executive Management

PURCHASE, NY, March 21, 2008 - Nutrition 21, Inc. (Nasdaq: NXXI), today announced that Paul Intlekofer has resigned as Chief Executive Officer and as a director of the company. Gerard Butler and Michael Fink have been elected to serve as interim Co-Chief Executive Officers.

Both Mr. Butler and Mr. Fink were executives at Prestige Brands Holdings, Inc. (NYSE: PBH), a marketer and distributor of brand name over-the-counter healthcare, personal care and household cleaning products sold throughout the U.S., Canada, and in certain international markets. They previously worked for Block Drug Company. They have extensive experience in the consumer and nutraceutical industry.

John Gutfreund, the company’s Chairman of the Board, said, “We thank Paul for the many years of service that he has given to the company, and appreciate his desire to work in the vicinity of his home in Baltimore, Maryland. He will serve as a consultant to the company.”

Paul Intlekofer said, “I have enjoyed working with the company and its employees, and I look forward to helping the company continue its progress under its new leadership.”

About Nutrition 21
Nutrition 21, Inc. (NASDAQ: NXXI), headquartered in Purchase, NY, is a nutritional bioscience company and the maker of chromium picolinate-based and omega-3 fish oil-based supplements with health benefits substantiated by clinical research. Nutrition 21 holds more than 30 patents for nutrition products and uses. Nutrition 21’s portfolio of health and wellness brands include: Chromax®, Core4Life Advanced Memory Formula™, Diabetes Essentials™, Iceland Health® Maximum Strength Omega-3 and Iceland Health® Joint Relief. The company also manufactures private label supplements and ingredients for third parties. Nutrition 21 distributes its products nationally through more than 29,000 major food, drug and super center retailers as well as internationally. For more information please visit http://www.nutrition21.com.
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CONTACT: Nutrition 21 Inc. Maryrose Lombardo  914-701-4525